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Subject Company: Digital Insight Corporation
Commission File No.: 000-27459
The following is a copy of prepared remarks for a conference call held on November 30, 2006 announcing Intuit Inc.'s definitive agreement to acquire Digital Insight Corporation. These prepared remarks were posted on Intuit's website at www.intuit.com.
Intuit Digital Insight Acquisition Announcement
Teleconference Speaker Remarks
Good morning, and thank you for joining us for this exciting announcement. I’m here with Steve Bennett, Intuit’s President and Chief Executive Officer, Intuit’s CFO, Kiran Patel, Jeff Stiefler, Chairman, President and CEO of Digital Insight, and Paul Pucino, CFO of Digital Insight.
Before we get started, I’d like to remind everyone that our remarks will include forward-looking statements. There are a number of factors that could cause Intuit’s results to differ materially from our expectations. You can learn more about these risks in the press release we issued earlier this morning, and in Intuit and Digital Insight Forms 10-Q, 10-K and our other SEC filings. Those documents are available on the Investor Relations page of Intuit’s website at intuit.com, or Digital Insight’s website at digitalinsight.com. We assume no obligation to update any forward-looking statement.
After this call concludes, a copy of our prepared remarks will be available on our web site.
Steve Bennett
Hello everyone. Thanks for joining us as we enter the next chapter in Intuit’s growth story, with the planned acquisition of Digital Insight. This transaction will bring together Digital Insight, a leading provider of online banking services to financial institutions and Intuit, the leading provider of financial software to millions of small businesses and consumers.
As we get started, let me share my perspective about why we’re so enthusiastic about this acquisition.
This transaction is all about increasing revenue growth rates... Digital Insight’s and ultimately Intuit’s... by enabling financial institutions to reap greater benefits from online banking. How? By dramatically improving online banking capabilities and ease of use so financial institutions attract more new users and generate more revenue from existing clients.
Here are some key thoughts on where we see growth coming from...
– Powerful, expanded functionality specifically for small businesses...most of whom are not well-served by today’s online banking offerings.

– Integrating leading small business solutions like QuickBooks Online Edition, Payroll and Payments to make it easier for small business customers to do mission critical tasks.
– Enhanced consumer solutions by combining key elements of the functionality of Quicken and online banking.
Finally... we believe that as we change the game in online banking solutions, we will raise the bar and become the logical choice for more financial institutions.
We aim to build a business case where outsourcing to Intuit is a better solution and generates more value than what financial institutions can build or license themselves.
Let’s talk about how this fits into the bigger picture at Intuit. Intuit’s strategy for growth is to be in good businesses with strategies to win... growth businesses, high profit businesses and attractive new markets with large unmet/underserved needs that we can solve well.
We then apply customer-driven innovation to solve important customer problems... with right for me solutions that are easier and a better value than other alternatives.
Digital Insight clearly fits our strategy. It’s a growth business with a strategy to win in an expanding category. Yet ... like in small business and tax... there are large unmet/underserved needs that we can solve well by combining the strengths of both companies.
Let’s talk for a second about those strengths...we have broad reach and large customer bases... together we currently serve more than 5000 financial institutions, more than 25 million consumers, and nearly 7 million small businesses.
The acquisition combines Intuit’s core competence of customer-driven innovation, strong brands and leadership in small business and consumer products and services with Digital Insight’s best-in-class distribution and OnDemand model.
We’ve been working as partners during the past year to pursue the online banking opportunity. Despite the fact that online banking is growing, today’s solutions don’t meet the needs of most small businesses and many consumers. We see that as a big opportunity.
Intuit research indicates that 22 million “small and simple” businesses are looking for an easier solution to invoicing and managing cash flow... in fact... millions of small businesses are still using pencil and paper to do these mission critical tasks... and they don’t like their method... indicated by a Net Promoter score of negative 74.
Our research also indicates that both consumers and small business are embracing online banking due to its inherent ease-of-use from zero-data-entry and real-time display of balances and transactions. These characteristics drive its popularity — a Net Promoter score of 43 among small and simple businesses, for example.
Intuit’s skills will build on these online banking strengths, integrating with the work flows and extending the functionality to bring more value to consumers. For example, helping them predict their household cash flow and maximize the amount they can save each month, features of today’s Quicken desktop software that have gained it a large and loyal following of 15 million users.
So what’s in this for financial institutions? By partnering with Intuit to offer more compelling online banking solutions for their small business and consumer customers, financial institutions will benefit in several ways.
Financial institutions tell us that online banking capability is important strategically... it helps them acquire and retain customers. Online banking customers are less likely to change banks, have a lower cost to serve, and generate more revenue than other customers. They are looking for strong partners that can help them win in the marketplace.
That’s what Intuit wants to do. We want to be even stronger partners with financial institutions to deliver next generation online banking solutions that accelerate adoption rates and to create additional services that better serve their customers and create additional revenue opportunities.
What’s in it for Intuit? The acquisition of Digital Insight will create a sizeable third engine to accelerate Intuit’s long-term growth and will strengthen our mix of recurring revenue and software-as-a-service.
We have the opportunity and plan to work very hard to supercharge an already growing online banking market.
Before we get into more details, I’ll turn the call over to Jeff for his thoughts.
Jeff Stiefler
Thanks, Steve.
This is really a remarkable day in the history of what has been a remarkable company. Since its founding 11 years ago, Digital Insight has been focused around the core belief that the online channel would become the most important delivery channel for financial services and that we could lead the development of online delivery for banks and credit unions.
We have leveraged that belief into a business that is, by any qualitative or quantitative measure, the industry leader. We are the outsourced provider of internet banking services to 1,760 financial institutions and the 38 million customers they serve. More than 7 million of those customers use our online banking services and 1.7 million pay their bills online. 90% of our revenue is recurring, billed monthly, and secured by long-term contracts and our operating systems and infrastructure are highly scalable and leveragable.
As a result, we have delivered consistent and rapid top and bottom line growth, expanding margins, and significant cash flow for the past 11 years.
And our prospects for future growth have never been brighter. The market for online banking and bill pay is still at an early development stage. We believe that if we do nothing more than drive higher adoption of online banking and bill pay usage within our base of existing financial institution clients, we will have an exciting growth business. Like most of Intuit’s businesses, our primary competitor—and opportunity—is non-consumption.
Beyond driving adoption, we have built the industry’s preeminent distribution channel to community and regional financial institutions. We’re beginning to leverage that asset by partnering with providers of other financial technology solutions to deliver new capabilities to our clients. And we’re adding new and larger financial institution clients at a faster rate than ever before, many of which we’re signing in partnership with core processors, with whom we’ve built very effective working relationships.
Given this record of success and positive outlook, the obvious question is: ”Why not continue to operate independently?” The answer is deceptively simple: We decided that we would be better able to serve the needs of our clients by joining forces with the right partner than we could on our own and that the right partner was Intuit.
We believe that, together, Intuit and Digital Insight have an unmatched combination of assets and competencies that will allow us to lead the development and delivery of next generation online banking. There are a number of particularly valuable elements to this combination, including:
➢	DI’s delivery system and Intuit’s financial management content

➢	DI’s deep knowledge of and strong reputation with financial institutions and Intuit’s strong brand franchise with consumers and small businesses

➢	DI’s ability to build and manage big, complex operating systems and Intuit’s ability to build and deliver simple, easy-to-use solutions

It is precisely this set of capabilities that is required to deliver next generation online banking which will be characterized, we believe, by several attributes: (1) a personalized, intelligent user experience that looks and feels much more like Amazon or E-Bay than today’s financial institutions; (2) highly customized, segment-specific solutions to end users’ most important problems (3) delivery systems that can be tailored to meet the needs of different sizes and types of financial institutions and (4) actionable management information and decision support tools that help financial institution clients compete and win.
To the degree we can lead this evolution, which I believe we can do with Intuit far better than we could do on our own, we can create competitive advantage for our clients. To the degree we do that, we will be able to create the next wave of growth for our business. That was the first consideration in our decision process.
The second, and equally important consideration, related to our beliefs about organizational compatibility—the “social issues”. We really have a tremendous advantage here relative to most transactions. As Steve mentioned, we’ve been working together during the past year on what we believe is a “killer app” for the segment of 22 million small businesses with “small and simple” needs. This effort has given us the opportunity to build a very high level of mutual trust and respect between the two organizations and persuade ourselves that we have the kind of common culture and value systems required for the building of effective, long-term working relationships.
In short, I and my Digital Insight colleagues could not be more excited or enthusiastic about becoming part of Intuit. This is really a great day for all of us.
With that, I’ll turn things back to Steve.
Steve Bennett
Thanks Jeff. You can see why we’re so excited about this announcement. And why I’m thrilled to have Jeff and his terrific team join Intuit. Before I get to closing thoughts Kiran will walk through some of the transaction details.
Kiran Patel
Thanks Steve.
As we said in our press release earlier this morning, Intuit and Digital Insight have signed a definitive agreement for Intuit to acquire Digital Insight. Under the terms of the agreement, Intuit will pay $39 per share in cash. The total purchase price is approximately $1.35 billion on a fully-diluted basis.

The transaction is subject to regulatory review, Digital Insight shareholder approval and other customary closing conditions.
The transaction is expected to close during the first quarter of calendar 2007, at which time we will update our financial guidance to reflect the impact of Digital Insight on Intuit revenue and earnings.
We expect the acquisition to be two to three cents per share dilutive in fiscal 2007, slightly accretive in fiscal 2008 and even more accretive longer-term.
As Steve mentioned earlier, the synergies in this transaction are all about growth. We believe they will come in several forms... more financial institutions selecting the Digital Insight offering... higher adoption of online banking from existing FI clients... and higher cross sell of existing Intuit offerings through the Digital Insight platform
We plan to finance the transaction with a combination of existing cash balances and up to $1 billion of debt financing. We believe this represents an efficient deployment of capital given our balance sheet and strong cash flow generation. There are no financing contingencies and we have bridge commitments in place with lenders.
Now, I’ll turn the call back to Steve for his final thoughts.
Steve Bennett
Thanks Kiran. I hope you have a better understanding of why we’re so enthusiastic about this acquisition.
I’m excited about the long term growth opportunities in Small Business and Tax ... now Digital Insight gives us a significant third growth engine... Financial Institutions. We also believe that if we are able to solve important problems well in healthcare, we have the possibility to create a fourth growth engine.
Thanks for being with us today... now let’s get to your questions.
Cautions About Forward-Looking Statements
This presentation includes “forward-looking statements” which are subject to safe harbors created under the U.S. federal securities laws. All statements included in this presentation that address activities, events or developments that Intuit and Digital Insight expect, believe or anticipate will or may occur in the future are forward looking statements, including: statements about the potential benefits of the proposed transaction to Intuit, including the ability to address new markets, offer new solutions, and increase revenue growth rates; the potential benefits of the proposed acquisition to financial institutions and their customers and to small businesses; the expected opportunities and results of the business in the future; the expected closing of the proposed transaction; the expected financial impact of the transaction on Intuit; and Intuit’s plans for financing the transaction. All forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include: the risk that the transaction is not consummated or is not consummated within the expected timeframe; the risk that the expected benefits of the proposed acquisition are not realized; the risk that disruption from the transaction may make it more difficult to maintain relationships with customers, employees, partners or suppliers; the risk that future products and services may not be successful or achieve broad market acceptance; and the risk that Intuit will not be able to successfully integrate Digital Insight’s market opportunities, technology, personnel and operations and achieve planned synergies. For information regarding other related risks, see discussion of risks and other factors in documents filed by Intuit and Digital Insight with the Securities and Exchange Commission (SEC) from time to time, including Digital Insight’s Annual Report on Form 10-K for the year ended December 31, 2005 and report on Form 10-Q for the quarter ended September 30, 2006 as well as Intuit’s Form 10-K for the year ended July 31, 2006. Forward-looking statements represent the judgment of the management of Intuit and Digital Insight as of the date of this release, and Intuit and Digital Insight disclaim any intent or obligation to update any forward-looking statements.
Accretion and dilution calculated on non GAAP basis
In estimating future accretion and dilution on a non GAAP basis, Intuit excludes share-based compensation expenses, amortization of purchased intangible assets, acquisition-related charges, net gains on marketable equity securities and other investments, gains and losses on disposals of businesses, certain discrete tax items and amounts related to discontinued operations from its GAAP earnings per share.
Additional Information About the Proposed Transaction and Where You Can Find It
In connection with the proposed transaction, Digital Insight intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF DIGITAL INSIGHT ARE URGED TO READ THE PROXY STATEMENT, WHEN

IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY DIGITAL INSIGHT WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, when available, and any other documents filed by Digital Insight with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Digital Insight may obtain free copies of the documents filed with the SEC by contacting Digital Insight’s Investor Relations at 26025 Mureau Road, Calabasas, California 91302, Telephone: (818) 878-6615. You may also read and copy any reports, statements and other information filed by Digital Insight with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Digital Insight and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Digital Insight stockholders in favor of the proposed transaction. Certain executive officers and directors of Digital Insight have interests in the transaction that may differ from the interests of stockholders generally, including without limitation acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.
In addition, Intuit and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Digital Insight’s stockholders in favor of the approval of the proposed transaction. Information concerning Intuit’s directors and executive officers is set forth in Intuit’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on November 3, 2006, and annual report on Form 10-K filed with the SEC on September 15, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Intuit’s Investor Relations Website at http://www.intuit.com/about_intuit/investors.